EXHIBIT 5.2

June 25, 2021

Moleculin Biotech, Inc.

5300 Memorial Drive, Suite 950

Houston, TX 77054

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-256627 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on June 11, 2021, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We have also acted as counsel to the Company in connection with the sale and issuance from time to time by the Company of shares of its Common Stock to Lincoln Park Capital, LLC (“Lincoln Park”) pursuant to a purchase agreement dated June 25, 2021, between the Company and Lincoln Park (the “Agreement”), consisting of (i) shares of Common Stock having an aggregate offering price of up to $20,000,000 (the “Purchase Shares”), and (ii) 161,681 shares of Common Stock to be issued to Lincoln Park as commitment shares under the Agreement (the “Commitment Shares” and together with the Purchase Shares, the “Shares”), to be issued pursuant to the Registration Statement, relating to the public offering of the Shares as set forth in a prospectus supplement dated June 25, 2021 (the “Prospectus Supplement”) and the accompanying prospectus dated June 11, 2021.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that: (A) following (i) the issuance and delivery of the Purchase Shares pursuant to the terms of the Agreement, and (ii) the receipt by the Company of the consideration for the Purchase Shares specified in the applicable resolutions of the Board of Directors (or a duly authorized committee thereof) and in the Agreement, the Purchase Shares will be validly issued, fully paid and non-assessable; and (B) following issuance and delivery of the Commitment Shares pursuant to the terms of the Agreement, the Commitment Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K of the Company filed June 25, 2021 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated June 25, 2021 with respect to the Shares and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schiff Hardin LLP

Schiff Hardin LLP